Exhibit 99.1

Fluor Corporation	Brian Mershon / Eric Krantz
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621 / 281.263.6030 tel

469.398.7000 main tel	Ken Lockwood / Jason Landkamer
Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FLUOR REPORTS THIRD QUARTER RESULTS

•            THIRD QUARTER EPS FROM CONTINUING OPERATIONS UP 10 PERCENT TO $1.15

•            THIRD QUARTER NEW AWARDS OF $6.0 BILLION; BACKLOG RISES TO $42.3 BILLION

•            2015 EPS GUIDANCE ESTABLISHED AT A RANGE OF $4.50 TO $5.00

IRVING, TEXAS — October 30, 2014 — Fluor Corporation (NYSE: FLR) today announced financial results for its third quarter ended September 30, 2014.  Net earnings attributable to Fluor from continuing operations rose to $183 million, or $1.15 per diluted share, from $173 million, or $1.05 per diluted share a year ago.  Consolidated segment profit for the quarter was $335 million, up 8 percent from $311 million in the third quarter of 2013.  Improved segment profit results were primarily driven by a 65 percent increase in Oil & Gas, which was partly offset by a decline in the Industrial & Infrastructure segment.  Revenue for the third quarter was $5.4 billion, down from $6.7 billion a year ago, mainly due to continued reductions in the Industrial & Infrastructure segment’s mining and metals business line.

New awards for the quarter were $6.0 billion, including $4.5 billion in Oil & Gas, $700 million in Government, $460 million in Industrial & Infrastructure and $382 million in Power.  Consolidated backlog at the end of the quarter rose to $42.3 billion, up 5 percent over last quarter and up 16 percent from $36.5 billion a year ago.

“Despite recent volatility in oil prices, our energy industry clients continue to invest in strategically important long term initiatives,” said Chairman and Chief Executive Officer David Seaton.  “As we look ahead to 2015, we continue to be encouraged by our growing Oil & Gas business, augmented by modest improvements in prospects in mining and metals, infrastructure, power and Government.”

Corporate G&A expense for the third quarter of 2014 was $35 million, compared with $46 million a year ago.  Reduced expenses in the quarter were largely a result of lower stock-based compensation costs.  During the quarter, the Company committed $100 million to share repurchases, and paid out $33 million in dividends to shareholders.  Fluor’s cash and marketable securities balance at the end of the third quarter was $2.4 billion, down from $2.7 billion last quarter, primarily due to increased working capital balances at quarter end and the share repurchases mentioned above.

Business Segments

Fluor’s Oil & Gas business reported segment profit of $179 million, rising 65 percent from the third quarter of 2013.  Strong segment profit results reflect favorable project performance and increased contributions from upstream and petrochemical projects.  Revenue for the quarter was $3.2 billion, a 12 percent increase over the third quarter of 2013, reflecting rising contributions from major projects.  Third quarter new awards for the segment totaled $4.5 billion, including a refinery project in Malaysia and an oil sands project in Canada.  Ending backlog for the Oil & Gas segment was a record $26.5 billion, up 41 percent from $18.7 billion a year ago.

The Industrial & Infrastructure group reported segment profit of $101 million, compared with $132 million in the third quarter of 2013.  Revenue for the quarter was $1.2 billion, down from $2.7 billion a year ago.  Revenue and segment profit results reflect a continued decline in contributions from the mining and metals business line.  The decline in segment profit was partly offset by growth in the infrastructure business line.  New awards for the third quarter were $460 million, including awards in the mining and metals and industrial services business lines.  Backlog for the quarter was $8.7 billion, down from $13.8 billion a year ago, mainly due to substantially lower mining and metals new awards over the past two years.

The Government group reported segment profit of $30 million, down from $38 million a year ago as a result of a decline in task order volume on the LOGCAP IV contract in Afghanistan. Revenue for the quarter declined 9 percent to $615 million, due to the lower LOGCAP IV task order volume.  New awards in the third quarter totaled $700 million, including a multi-year award from the Department of Energy for the Paducah Gaseous Diffusion Plant in Kentucky.  Ending backlog was $5.2 billion, compared with $1.8 billion a year ago and $5.2 billion last quarter.

Segment profit for Global Services was $19 million in the third quarter, which compares to $25 million a year ago.  Revenue declined modestly to $141 million from $150 million a year ago.  Lower results in the quarter were mainly driven by reductions in the equipment business line’s mining-related activities in Latin America and reduced equipment demand in Afghanistan.

Segment profit for the Power business was $6 million, which compares to $8 million a year ago.  NuScale expenses in the current quarter, net of the U.S. Department of Energy cost sharing award, were $17 million which compares with $13 million a year ago.  Power revenue for the quarter declined to $237 million, from $302 million a year ago, as two solar projects and a gas-fired power plant neared completion.  New awards for the quarter were $382 million, including a new gas-fired power plant in the United States, and compares with $846 million in the third quarter of 2013.  Ending backlog was $1.8 billion, compared with $2.1 billion a year ago.

Results for the Nine Months

Net earnings attributable to Fluor from continuing operations for the nine months ended September 30, 2014 were $495 million, or $3.08 per diluted share.  This compares with $501 million, or $3.05 per diluted share, for the first nine months of 2013.  Revenue declined to $16.1 billion, compared with $21.1 billion for the first nine months of 2013, mainly due to a decline in contributions from the mining and metals business line.

Other Matters

Discontinued Operations

In October 2014, the Company entered into a settlement agreement with counsel for a number of plaintiffs who had filed lawsuits against the Company relating to the Doe Run lead business, which the Company sold in 1994.  As a result, the Company updated its assessment of its loss contingency and has recorded an additional after-tax charge in the third quarter of approximately $114 million, or $0.71 per diluted share from discontinued operations.  For the nine months ended September 30, 2014, the after-tax charge from discontinued operations is approximately $199 million, or $1.24 per diluted share.  This charge is expected to result in cash outflows upon the receipt of releases from the plaintiffs.  The Company continues to seek to enforce its rights to indemnification from the buyer pursuant to the terms of the 1994 sale agreement.

U.S. Defined Benefit Pension Plan

On October 29, 2014, the Company’s Board of Directors approved the termination of the U.S. defined benefit pension plan effective December 31, 2014.  The settlement of the plan, subject to regulatory approval, is expected to be complete in 2015.

Outlook

The Company is narrowing its 2014 guidance for EPS from continuing operations to a range of $4.10 to $4.30 per diluted share, from the previous range of $4.10 to $4.45 per diluted share.  For 2015, the Company is establishing its initial EPS guidance at a range of $4.50 to $5.00 per diluted share, excluding any pension settlement-related charges which are not fully estimable at this time.  EPS guidance for 2015 reflects a rising backlog and solid growth opportunities in Oil & Gas and stable to moderate improvement in the Company’s other end markets.

Third Quarter Conference Call

Fluor will host a conference call at 5:30 p.m. Eastern time on Thursday, October 30, which will be webcast live on the Internet and can be accessed by logging onto http://investor.fluor.com.  A supplemental slide presentation will be available shortly before the call begins.  The webcast and presentation will be archived for 30 days following the call.  Certain non-GAAP financial measures, as defined under SEC rules, are included in this press release and may be discussed during the conference call.  A reconciliation of these measures is included in this press release which will be posted in the investor relations section of the Company’s website.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) is a global engineering and construction firm that designs and builds some of the world’s most complex projects.  The company creates and delivers innovative solutions for its clients in engineering, procurement, fabrication, construction, maintenance and project management on a global basis.  For more than a century, Fluor has served clients in the energy, chemicals, government, industrial, infrastructure, mining and power market sectors.  Headquartered in Irving, Texas, Fluor ranks 109 on the FORTUNE 500 list.  With more than 40,000 employees worldwide, the company’s revenue for 2013 was $27.4 billion.  Visit Fluor at www.fluor.com and follow on Twitter @FluorCorp.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans” or other similar expressions).  These forward-looking statements, including statements relating to future backlog, revenue and earnings, expected performance of the Company’s business and the outlook of the markets which the Company serves are based on current management expectations and involve risks and uncertainties.  Actual results may differ materially as a result of a number of factors, including, among other things, difficulties or delays incurred in the execution of contracts, resulting in cost overruns or liabilities, including those caused by the performance of the Company’s clients, subcontractors, suppliers and joint venture or teaming partners; intense competition in the global engineering, procurement and construction industry, which can place downward pressure on the Company’s contract prices and profit margins; the Company’s failure to receive anticipated new contract awards and the related impacts on revenues, earnings, staffing levels and costs; the cyclical nature of many of the markets the Company serves, including the Company’s commodity-based business lines, and the Company’s vulnerability to downturns; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings; current economic conditions affecting our clients, partners, subcontractors and suppliers, which may result in decreased capital investment or expenditures by the Company’s clients or may increase costs or delay project schedules; client cancellations of, or scope adjustments to, existing contracts, and the related impacts on staffing levels and cost; foreign economic and political uncertainties that could lead to project disruptions, increased costs and potential losses; international security risks; delays or defaults in client payments; failure to meet timely completion or performance standards that could result in higher costs, reduced profits or, in some cases, losses on projects; liabilities arising from faulty services; the impact of anti-bribery and international trade laws and regulations; risks or uncertainties associated with events outside of our control, such as the effects of severe weather, which may result in project delays, increased costs, liabilities or losses on projects; the potential impact of certain tax matters including, but not limited to, those from foreign operations and ongoing audits by tax authorities; possible information technology interruptions or inability to protect intellectual property; foreign exchange risks; failure to maintain safe worksites; the impact of environmental, health and safety regulations or other laws; possible limitations on bonding or letter of credit capacity; the Company’s ability to secure appropriate insurance; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; and risks or uncertainties associated with acquisitions, dispositions and investments.  Caution must be exercised in relying on these and other forward-looking statements.  Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K filed on February 18, 2014. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7220. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED SEPTEMBER 30	2014	2013
Revenue	$5,440.1	$6,684.2
Cost and expenses:
Cost of revenue	5,060.0	6,329.7
Corporate general and administrative expense	35.1	46.1
Interest expense, net	1.6	3.7
Total cost and expenses	5,096.7	6,379.5
Earnings from continuing operations before taxes	343.4	304.7
Income tax expense	114.6	87.4
Earnings from continuing operations	228.8	217.3
Loss from discontinued operations, net of taxes	(113.9)	—
Net earnings	114.9	217.3
Less: Net earnings attributable to noncontrolling interests	45.4	44.3
Net earnings attributable to Fluor Corporation	$69.5	$173.0

Amounts attributable to Fluor Corporation:
Earnings from continuing operations	$183.4	$173.0
Loss from discontinued operations, net of taxes	(113.9)	—
Net earnings	$69.5	$173.0

Basic earnings (loss) per share attributable to Fluor Corporation:
Earnings from continuing operations	$1.17	$1.06
Loss from discontinued operations, net of taxes	(0.73)	—
Net earnings	$0.44	$1.06
Weighted average shares	157.3	162.9

Diluted earnings (loss) per share attributable to Fluor Corporation:
Earnings from continuing operations	$1.15	$1.05
Loss from discontinued operations, net of taxes	(0.71)	—
Net earnings	$0.44	$1.05
Weighted average shares	159.5	164.8

New awards	$6,011.4	$5,605.7
Backlog	$42,269.8	$36,481.1
Work performed	$5,299.5	$6,534.6

NINE MONTHS ENDED SEPTEMBER 30	2014	2013
Revenue	$16,076.4	$21,060.2
Cost and expenses:
Cost of revenue	15,038.7	20,030.9
Corporate general and administrative expense	129.6	110.6
Interest expense, net	8.0	8.9
Total cost and expenses	15,176.3	20,150.4
Earnings from continuing operations before taxes	900.1	909.8
Income tax expense	282.9	271.8
Earnings from continuing operations	617.2	638.0
Loss from discontinued operations, net of taxes	(199.0)	—
Net earnings	418.2	638.0
Less: Net earnings attributable to noncontrolling interests	121.8	137.0
Net earnings attributable to Fluor Corporation	$296.4	$501.0

Amounts attributable to Fluor Corporation:
Earnings from continuing operations	$495.4	$501.0
Loss from discontinued operations, net of taxes	(199.0)	—
Net earnings	$296.4	$501.0

Basic earnings (loss) per share attributable to Fluor Corporation:
Earnings from continuing operations	$3.12	$3.08
Loss from discontinued operations, net of taxes	(1.25)	—
Net earnings	$1.87	$3.08
Weighted average shares	158.7	162.7

Diluted earnings (loss) per share attributable to Fluor Corporation:
Earnings from continuing operations	$3.08	$3.05
Loss from discontinued operations, net of taxes	(1.24)	—
Net earnings	$1.84	$3.05
Weighted average shares	160.8	164.3

New awards	$22,543.0	$19,311.3
Backlog	$42,269.8	$36,481.1
Work performed	$15,648.1	$20,606.2

FLUOR CORPORATION

Unaudited

BUSINESS SEGMENT FINANCIAL REVIEW

($ in millions)

THREE MONTHS ENDED SEPTEMBER 30	2014		2013
Revenue
Oil & Gas	$3,231.6		$2,892.7
Industrial & Infrastructure	1,216.0		2,665.0
Government	615.1		675.2
Global Services	140.5		149.7
Power	236.9		301.6
Total revenue	$5,440.1		$6,684.2

Segment profit $ and margin %
Oil & Gas	$178.6	5.5%	$108.3	3.7%
Industrial & Infrastructure	101.4	8.3%	132.4	5.0%
Government	29.6	4.8%	37.8	5.6%
Global Services	19.4	13.8%	24.5	16.4%
Power	5.7	2.4%	7.6	2.5%
Total segment profit $ and margin %	$334.7	6.2%	$310.6	4.6%

Corporate general and administrative expense	(35.1)		(46.1)
Interest expense, net	(1.6)		(3.7)
Earnings attributable to noncontrolling interests	45.4		43.9
Earnings from continuing operations before taxes	$343.4		$304.7

NINE MONTHS ENDED SEPTEMBER 30	2014		2013
Revenue
Oil & Gas	$8,778.8		$8,518.5
Industrial & Infrastructure	4,370.6		8,879.5
Government	1,806.9		2,101.0
Global Services	428.3		454.0
Power	691.8		1,107.2
Total revenue	$16,076.4		$21,060.2

Segment profit $ and margin %
Oil & Gas	$483.9	5.5%	$319.6	3.8%
Industrial & Infrastructure	298.8	6.8%	388.7	4.4%
Government	56.0	3.1%	92.7	4.4%
Global Services	58.0	13.5%	79.8	17.6%
Power	19.2	2.8%	11.4	1.0%
Total segment profit $ and margin %	$915.9	5.7%	$892.2	4.2%

Corporate general and administrative expense	(129.6)		(110.6)
Interest expense, net	(8.0)		(8.9)
Earnings attributable to noncontrolling interests	121.8		137.1
Earnings from continuing operations before taxes	$900.1		$909.8

FLUOR CORPORATION

Unaudited

SELECTED BALANCE SHEET ITEMS

($ in millions, except per share amounts)

	SEPTEMBER 30,	DECEMBER 31,
	2014	2013
Cash and marketable securities, including noncurrent	$2,401.5	$2,745.0
Total current assets	5,659.5	6,003.7
Total assets	8,048.7	8,323.9
Total short-term debt	29.8	29.8
Total current liabilities	3,303.3	3,407.2
Long-term debt	496.9	496.6
Shareholders’ equity	3,558.9	3,757.0

Total debt to capitalization % (based on shareholders’ equity)	12.9%	12.3%
Shareholders’ equity per share	$22.74	$23.29

SELECTED CASH FLOW ITEMS

($ in millions)

NINE MONTHS ENDED SEPTEMBER 30	2014	2013

Cash provided by operating activities	$407.3	$702.5

Investing activities
Net (purchases) sales and maturities of marketable securities	(42.4)	12.1
Capital expenditures	(222.6)	(181.1)
Proceeds from disposal of property, plant and equipment	72.5	43.7
Proceeds from sales of equity method investments	44.0	3.0
Investments in partnerships and joint ventures	(34.2)	(37.5)
Consolidation of a variable interest entity	—	24.7
Acquisitions	—	(7.7)
Other items	2.0	9.1
Cash utilized by investing activities	(180.7)	(133.7)

Financing activities
Repurchase of common stock	(410.6)	—
Dividends paid	(93.0)	(52.5)
Repayment of 5.625% Municipal Bonds	—	(17.8)
Repayment of convertible debt and notes payable	(0.1)	(8.6)
Distributions paid to noncontrolling interests, net of capital contributions	(73.3)	(78.0)
Other Items	14.7	21.2
Cash utilized by financing activities	(562.3)	(135.7)

Effect of exchange rate changes on cash	(47.7)	(50.1)

Increase (decrease) in cash and cash equivalents	$(383.4)	$383.0

Depreciation	$143.8	$162.3

FLUOR CORPORATION

Supplemental Fact Sheet

Unaudited

NEW AWARDS

($ in millions)

THREE MONTHS ENDED SEPTEMBER 30	2014		2013		% Chg

Oil & Gas	$4,469	74%	$2,355	42%	90%
Industrial & Infrastructure	460	8%	472	8%	(3)%
Government	700	12%	1,933	35%	(64)%
Power	382	6%	846	15%	(55)%
Total new awards	$6,011	100%	$5,606	100%	7%

NINE MONTHS ENDED SEPTEMBER 30	2014		2013		% Chg

Oil & Gas	$14,788	66%	$8,729	45%	69%
Industrial & Infrastructure	2,633	12%	6,284	33%	(58)%
Government	4,536	20%	2,945	15%	54%
Power	586	2%	1,353	7%	(57)%
Total new awards	$22,543	100%	$19,311	100%	17%

BACKLOG TRENDS

($ in millions)

AS OF SEPTEMBER 30	2014		2013		% Chg

Oil & Gas	$26,503	63%	$18,740	51%	41%
Industrial & Infrastructure	8,715	21%	13,806	38%	(37)%
Government	5,218	12%	1,796	5%	NM
Power	1,834	4%	2,139	6%	(14)%
Total backlog	$42,270	100%	$36,481	100%	16%

United States	$11,887	28%	$12,551	34%	(5)%
The Americas (excluding the United States)	14,029	33%	10,442	29%	34%
Europe, Africa and the Middle East	12,776	30%	10,916	30%	17%
Asia Pacific (including Australia)	3,578	9%	2,572	7%	39%
Total backlog	$42,270	100%	$36,481	100%	16%

NM - Not meaningful